UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2009 (February 11, 2009)

PLAINS EXPLORATION & PRODUCTION COMPANY
(Exact name of registrant as specified in charter)

Delaware	33-0430755
(State of Incorporation)	(I.R.S. Employer Identification No.)

001-31470
(Commission File No.)

700 Milam, Suite 3100
Houston, Texas 77002
(Address of Principal Executive Offices)
(Zip Code)

Registrant's telephone number, including area code:  (713) 579-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 11, 2009, the Organization & Compensation Committee (the “Committee”) of the Board of Directors of Plains Exploration & Production Company (“PXP”) determined the base salaries for the executive officers of PXP for fiscal 2009, as well as the discretionary annual cash bonus awards to be made to the executive officers of PXP for fiscal 2008.  Payment of bonuses is based on performance measures considered by the Committee.

There was no increase to the base salary for any of PXP’s executive officers.  The cash bonus awards earned in 2008 are set forth in the table below.  Each executive’s 2007 bonus was paid at a lower percentage of target than PXP’s employees as a whole.  The 2008 bonuses were set at the same level as those paid in 2007.

Name and Title	Bonus Amount

James C. Flores, Chairman of the Board, President and	$1,200,000
Chief Executive Officer

Doss R. Bourgeois, Executive Vice President—	$650,000
Exploration & Production

Winston M. Talbert, Executive Vice President and	$650,000
Chief Financial Officer

John F. Wombwell, Executive Vice President, General	$650,000
Counsel and Secretary

The Committee approved an annual long-term incentive grant of 150,000 restricted stock units to Mr. Flores and 75,000 restricted stock units to each of Messrs. Bourgeois, Talbert and Wombwell, each of which will vest over three years in one-third increments beginning on March 31, 2010.  The Committee recognized that the grant date fair value of these grants was below the value of grants made in each of the prior two years.  These grants are intended to retain and motivate our executives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS EXPLORATION & PRODUCTION COMPANY

Date: February 17, 2009	/s/ Cynthia A. Feeback
Cynthia A. Feeback
Vice President—Accounting, Controller and Chief Accounting Officer